MEAD JOHNSON NUTRITION REPORTS
CONSTANT DOLLAR SALES GROWTH AND INCREASED EARNINGS;
REAFFIRMS 2015 NON-GAAP GUIDANCE

GLENVIEW, Ill., April 23, 2015 - Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the quarter ended March 31, 2015.

•	Constant dollar sales(1) increased slightly more than 3 percent. Foreign currency translation reduced sales by 5 percent and reported sales decreased 2 percent.

•	Gross margin improved to 64.0 percent, due to pricing and lower dairy costs.

•	Non-GAAP EPS was up 7 percent to $1.09; GAAP EPS was $1.02.

•	Company reaffirms full year 2015 non-GAAP guidance.

“We had a solid start to 2015,” said Chief Executive Officer Kasper Jakobsen, “considering that both our U.S. and China businesses are being compared to a strong prior year quarter. With over 70% of our business outside the United States, foreign currency translation negatively impacted our topline. Investment in demand-generation activities continues to be strong and we expect an increase to support strategic initiatives in the coming quarters. We are creating production capacity and flexibility for our China business to support consumer preference for fully imported products.”

First Quarter Company Results

First quarter sales of $1,094.4 million were down from $1,113.3 million in the prior year quarter. Constant dollar sales increased slightly more than three percent, driven by pricing. In aggregate, volume was flat due primarily to tough prior year comparisons in the U.S. and China businesses.

Gross margin was 64.0 percent, up from 63.6 percent in the first quarter of 2014. Gross margin benefited from price increases and lower dairy input costs. In gross profit, the impact of Euro denominated manufacturing costs partially offset the adverse effect of foreign exchange to sales.

Investments in demand-generation activities, in reported dollars, decreased compared to the prior year quarter due to foreign exchange impacts and the timing of promotional campaigns. Earnings before interest and income taxes (“EBIT”) totaled $285.2 million in the first quarter of 2015, compared to $291.2 million for the comparative period in 2014.

The company’s effective tax rate (“ETR”) was 23.7 percent in the first quarter, compared to 25.5 percent in the prior year quarter. The lower ETR was primarily due to a favorable change in the geographic earnings mix.

Net earnings attributable to shareholders totaled $207.4 million, or $1.02 per diluted share, in the first quarter of 2015, compared to $202.4 million, or $1.00 per diluted share, in the prior year quarter. On a non-GAAP basis, net earnings attributable to shareholders totaled $222.2 million, or $1.09 per diluted share, for the first quarter of 2015, compared to $206.1 million, or $1.02 per diluted share, for the same quarter a year ago. Higher gross margins, lower operating expenses and the ETR were the main drivers of earnings growth.

(1) Constant dollar figures exclude the impact of changes in foreign currency exchange rates and Non-GAAP results exclude Specified Items. For a description of Specified Items, and a reconciliation of non-GAAP to GAAP and constant dollar results, see the schedules titled “Supplemental Financial Information” and “Reconciliation of Non-GAAP to GAAP Results.”

First Quarter Segment Results

North America/Europe

North America/Europe segment sales increased three percent on a constant dollar basis. On a reported basis, sales were $309.0 million, up from $308.2 million in the same period a year ago. Sales growth and gross margin improvement were driven by price increases taken in 2014. Gains in infant and children's market share were partially offset by the timing of retailer purchases and a strong prior year quarter which included WIC(2) contract gains.

Demand-generation investments were below prior year, primarily due to the timing of expenditures. EBIT of $78.3 million increased from $66.1 million in the first quarter of 2014, primarily due to higher gross margins and lower investments.

Latin America

Latin America segment sales increased 13 percent on a constant dollar basis. Excluding the impact of inflationary price increases in Venezuela and Argentina, constant dollar sales increased five percent. On a reported basis, sales were $204.4 million, down four percent from $212.4 million in the same period a year ago. Reported sales were adversely impacted by foreign currency translation, particularly in Venezuela, where price increases were more than offset by the impact of currency depreciation.

Operating expenses decreased primarily due to foreign currency translation and transaction impacts, the timing of promotional spending and the absence of one-time expenses in the prior year. EBIT of $57.3 million, increased from $46.6 million for the same quarter a year ago, primarily from the aforementioned lower expenses.

Asia

Asia segment sales were in-line with the prior year quarter on a constant dollar basis. On a reported basis, sales were $581.0 million, down two percent from $592.7 million in the prior year quarter. Reported sales for the business in China showed sequential improvement from the fourth quarter of 2014. Hong Kong experienced protests about cross-border trade which led to volume declines in the quarter. Several Asian markets had a tough comparison to the prior year, when the company benefited from competitors’ supply disruption.

Operating expenses were higher primarily due to inflationary cost increases. Promotional spending for innovation and new product launches in the Philippines and Vietnam were partially offset by the timing of promotion activities in other markets. EBIT was $231.5 million, compared to $241.3 million for the same quarter a year ago, primarily due to lower sales.

Corporate and Other

Corporate and Other expenses were $81.9 million for the first quarter of 2015, up from $62.8 million in the first quarter of 2014 mainly due to the China investigation. As disclosed in the Form 10-Q report, issued this morning, the company has progressed in its discussions with the SEC regarding the China matter. The

(2) The Special Supplemental Nutrition Program for Women, Infants and Children (WIC) is a federal assistance program of the Food and Nutrition Services (FNS) of the United States Department of Agriculture (USDA).

company's best estimate of a potential settlement that may result from these discussions is $12 million, which has been accrued. The company emphasizes that its discussions with the SEC staff are ongoing and no settlement has been agreed to date. There can be no assurance that the ultimate amount paid by the company to resolve this matter will not exceed the amount accrued to date or that other sanctions will not be imposed.

Cash Flow Items

Cash and cash equivalents improved by $136.2 million since December 31, 2014 and were $1,433.9 million at March 31, 2015. Long-term debt was $1,511.9 million as of March 31, 2015. The company continues to invest in sustaining organic growth, while assessing opportunities for acquisitions in order to create long-term value for shareholders.

•	The board of directors approved a 10 percent dividend increase, continuing double-digit growth each year since the company went public.

•
Operating cash flow was $274.5 million in the quarter ended March 31, 2015 compared to $197.6 million in the prior year quarter. With similar earnings in both years, the change is due primarily to inventory increases in 2014.

•	The company expects further investments in capital projects to expand the capacity in the Netherlands and the United States in support of the company's two largest businesses.

Outlook for 2015

“We reiterate our 2015 non-GAAP EPS in the range of $3.90 to $4.00,” Mr. Jakobsen said. “We anticipate revenue growth around 7% in constant dollars with growth largely in the second half of the year as new initiatives are launched.”

The company currently expects the impact of adverse foreign currency translation to be approximately five percent, leading to reported sales growth of approximately two percent. Specified Items are currently expected to be $0.11 per diluted share excluding any mark-to-market pension adjustments. As a result, full year GAAP EPS is expected to be in the range of $3.79 to $3.89.

Conference Call Scheduled

Mead Johnson will host a conference call at 8:30 a.m. CDT today, during which company executives will review first quarter 2015 financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at http://investors.meadjohnson.com.

Security analysts and investors wishing to participate by telephone should call (877) 359-9508, pass code: Mead Johnson. Callers outside of North America should call +1-224-357-2393 to be connected. A replay of the conference call will be available through 11p.m. CDT Sunday, June 7, 2015, by calling (855) 859-2056 or outside of North America by calling +1-404-537-3406, pass code:14813139. The replay will also be available at http://investors.meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company’s products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC program, or participation in WIC; (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products, maintain product margins, or negatively impact the company’s reputation or result in fines or penalties that decrease earnings; and (13) the ability to develop and market new, innovative products. For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2015	2014
NET SALES	$1,094.4	$1,113.3
Cost of Products Sold	393.5	405.7
GROSS PROFIT	700.9	707.6
Operating Expenses:
Selling, General and Administrative	233.2	232.9
Advertising and Promotion	144.4	155.7
Research and Development	25.9	27.1
Other Expenses – net	12.2	0.7
EARNINGS BEFORE INTEREST AND INCOME TAXES	285.2	291.2

Interest Expense – net	13.8	12.4
EARNINGS BEFORE INCOME TAXES	271.4	278.8

Provision for Income Taxes	64.3	71.0
NET EARNINGS	207.1	207.8
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	(0.3)	5.4
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$207.4	$202.4

Earnings per Share(a)– Basic
Net Earnings Attributable to Shareholders	$1.02	$1.00
Earnings per Share(a)– Diluted
Net Earnings Attributable to Shareholders	$1.02	$1.00

Weighted-average Shares – Diluted	202.9	202.4
Dividends Declared per Share	$0.4125	$0.3750

(a) The numerator for basic and diluted earnings per share is net earnings attributable to shareholders reduced by dividends and undistributed earnings attributable to unvested shares. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	March 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,433.9	$1,297.7
Receivables—net of allowances of $7.5 and $9.6 respectively	381.9	387.8
Inventories	549.9	555.5
Deferred Income Taxes – net of valuation allowance	78.5	86.8
Income Taxes Receivable	14.5	7.7
Prepaid Expenses and Other Assets	80.2	82.6
Total Current Assets	2,538.9	2,418.1
Property, Plant, and Equipment – net	899.2	912.7
Goodwill	159.3	162.7
Other Intangible Assets – net	71.7	75.4
Deferred Income Taxes – net of valuation allowance	64.1	65.1
Other Assets	151.5	142.5
TOTAL	$3,884.7	$3,776.5
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term Borrowings	$—	$4.1
Accounts Payable	494.3	512.3
Dividends Payable	84.4	76.6
Accrued Expenses	213.0	203.7
Accrued Rebates and Returns	338.4	329.1
Deferred Income – current	14.8	34.3
Income Taxes – payable and deferred	55.1	46.4
Total Current Liabilities	1,200.0	1,206.5
Long-Term Debt	1,511.9	1,503.9
Deferred Income Taxes – noncurrent	11.2	12.4
Pension and Other Post-employment Liabilities	210.5	211.1
Other Liabilities	202.9	192.8
Total Liabilities	3,136.5	3,126.7
COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	71.8	66.0

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 207.5 and 207.2 issued, respectively	2.1	2.1
Additional Paid-in/(Distributed) Capital	(625.5)	(641.3)
Retained Earnings	1,885.3	1,775.0
Treasury Stock – at cost	(362.6)	(362.6)
Accumulated Other Comprehensive Loss	(231.8)	(198.9)
Total Shareholders’ Equity	667.5	574.3
Noncontrolling Interests	8.9	9.5
Total Equity	676.4	583.8
TOTAL	$3,884.7	$3,776.5

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$207.1	$207.8
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	24.1	22.0
Other	22.9	26.7
Changes in Assets and Liabilities	22.1	(57.5)
Pension and Other Post-employment Benefits Contributions	(1.7)	(1.4)
Net Cash Provided by Operating Activities	274.5	197.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(46.1)	(63.1)
Proceeds from Sale of Property, Plant and Equipment	0.2	0.4
Proceeds from/(Investment in) Other Companies	—	4.0
Net Cash Used in Investing Activities	(45.9)	(58.7)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	—	0.1
Repayments of Short-term Borrowings	(4.0)	(0.3)
Payments of Dividends	(76.0)	(68.8)
Stock-Based Compensation Related Proceeds and Excess Tax Benefits	6.9	11.6
Purchases of Treasury Stock	—	(22.5)
Stock-Based Compensation Related Tax Withholdings (1)	(7.2)	(7.7)
Net Cash Used in Financing Activities	(80.3)	(87.6)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(12.1)	(12.1)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	136.2	39.2
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,297.7	1,050.8
End of Period	$1,433.9	$1,090.0

(1) For a discussion of this new line item, see Note 2 to the financial statements included in the Company's Quarterly Report on Form 10-Q for the first quarter of 2015.

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)

This news release contains non-GAAP financial measures, which may include non-GAAP net sales, gross profit, certain components of operating expenses including selling, general and administrative, research and development and other (income)/expenses net, EBIT, earnings and earnings per share information. The items included in GAAP measures, but excluded for the purpose of determining the above listed non-GAAP financial measures, include significant income/expenses not indicative of underlying operating results, including the related tax effect. The above listed non-GAAP measures represent an indication of the company’s underlying operating results and are intended to enhance an investor’s overall understanding of the company’s financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile non-GAAP to GAAP disclosure follow.

	Three Months Ended March 31,				% Change		% Change Due to
Net Sales	2015	% of Total	2014	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$581.0	53%	$592.7	53%	(2)%	—%	(1)%	1%	(2)%
Latin America	204.4	19%	212.4	19%	(4)%	13%	3%	10%	(17)%
North America/Europe	309.0	28%	308.2	28%	—%	3%	—%	3%	(3)%
Net Sales	$1,094.4	100%	$1,113.3	100%	(2)%	3%	—%	3%	(5)%

Earnings Before Interest and Income Taxes (EBIT)	2015	EBIT % of Sales	2014	EBIT % of Sales	% Change
Asia	$231.5	40%	$241.3	41%	(4)%
Latin America	57.3	28%	46.6	22%	23%
North America/Europe	78.3	25%	66.1	21%	18%
Corporate and Other	(81.9)		(62.8)		(30)%
EBIT	$285.2	26%	$291.2	26%	(2)%

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

	Three Months Ended March 31, 2015					Three Months Ended March 31, 2014
		Specified Items (a)					Specified Items (a)
	GAAP	Investigation Accrual	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP	GAAP	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP
NET SALES	$1,094.4				$1,094.4	$1,113.3			$1,113.3
Cost of Products Sold	393.5	—	—	—	393.5	405.7	—	—	405.7
GROSS PROFIT	700.9	—	—	—	700.9	707.6	—	—	707.6
GROSS MARGIN %	64.0%	—%	—%	—%	64.0%	63.6%	—%	—%	63.6%

Operating Expenses:
Selling, General and Administrative	233.2	—	(0.7)	(0.1)	232.4	232.9	(5.7)	(0.1)	227.1
Advertising and Promotion	144.4	—	—	—	144.4	155.7	—	—	155.7
Research and Development	25.9	—	—	—	25.9	27.1	—	—	27.1
Other (Income)/Expenses – net	12.2	(12.0)	—	(2.2)	(2.0)	0.7	—	—	0.7
EARNINGS BEFORE INTEREST AND INCOME TAXES	285.2	12.0	0.7	2.3	300.2	291.2	5.7	0.1	297.0
EBIT as a % of Sales	26.1%	1.1%	0.1%	0.2%	27.4%	26.2%	0.5%	—%	26.7%

Interest Expense – net	13.8	—	—	—	13.8	12.4	—	—	12.4
EARNINGS BEFORE INCOME TAXES	271.4	12.0	0.7	2.3	286.4	278.8	5.7	0.1	284.6

Provision for Income Taxes	64.3	—	0.2	—	64.5	71.0	2.1	—	73.1
Effective Tax Rate	23.7%	(1.0)%	—%	(0.2)%	22.5%	25.5%	0.2%	—%	25.7%

NET EARNINGS	207.1	12.0	0.5	2.3	221.9	207.8	3.6	0.1	211.5
Less Net Earnings Attributable to Noncontrolling Interests	(0.3)	—	—	—	(0.3)	5.4	—	—	5.4
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$207.4	$12.0	$0.5	$2.3	$222.2	$202.4	$3.6	$0.1	$206.1
Earnings per Share– Diluted
Net Earnings Attributable to Shareholders	$1.02	$0.06	$—	$0.01	$1.09	$1.00	$0.02	$—	$1.02
Certain figures do not sum due to rounding.

(a) All Specified Items are included in Corporate and Other.
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Contacts	Investors:	Kathy MacDonald	(847) 832-2182	kathy.macdonald@mjn.com
	Media:	Christopher Perille	(847) 832-2178	chris.perille@mjn.com